UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2018

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)
Identification No.)

225 Union Blvd., Suite 600
Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 974-2140
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

     Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

EXPLANATORY NOTE

Energy Fuels Inc. (the “Registrant”) filed a Current Report on Form 8-K with the United States Securities and Exchange Commission on January 26, 2018 (the “Original Form 8-K”), to disclose the appointment of Mr. Mark S. Chalmers as President and Chief Executive Officer of the Registrant. The Original Form 8-K is being amended by this Amendment No. 1 to include disclosure required pursuant to Item 5.02(c)(3) which had not been determined at the time of filing of the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2018, the Registrant and Mr. Chalmers entered into an Employment Agreement (the “Agreement”), effective February 1, 2018, which has a term of two years and will automatically renew for additional one year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Agreement, Mr. Chalmers will be paid an annual salary of US$350,000 (the “Base Salary”), subject to review and increase at the discretion of the Registrant.

Mr. Chalmers is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Registrant’s benefit plans extended to other employees of the Registrant with similar position or level. In addition, Mr. Chalmers has a cash bonus opportunity during each calendar year with a target equal to 50% (the “Target Cash Bonus Percentage”) of his Base Salary (the “Target Cash Bonus”), in accordance with the Registrant’s Short Term Incentive Plan, and an equity award opportunity during each calendar year with a target value equal to 100% (the “Target Equity Award Percentage”) of his Base Salary (the “Target Equity Award”), in accordance with the Registrant’s Long Term Incentive Plan.

The Registrant may terminate the Agreement for just cause, without just cause or in the event of a disability. Mr. Chalmers may terminate his employment for “good reason” upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office; (ii) a reduction in his Base Salary, Target Cash Bonus Percentage or Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Chalmers’ employment is terminated by the Registrant without just cause or upon a disability or by the Registrant giving a notice not to renew, or Mr. Chalmers elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the “Severance Amount”) equal to two and one-half (2½) times the sum of his Base Salary, Target Cash Bonus and Target Equity Award for the full year in which the date of termination occurs.

Further, in the event that upon a change of control, Mr. Chalmers’ employment is terminated and/or the successor entity does not assume and agree to perform all of the Registrant’s obligations under Mr. Chalmers’ employment agreement with the Registrant, then Mr. Chalmers’ employment will be deemed to have been terminated without just cause and Mr. Chalmers will be entitled to receive the same Severance Amount as described above for a termination without just cause under the normal course. In addition, if Mr. Chalmers’ employment is terminated without just cause or for a disability, or Mr. Chalmers elects to resign for good reason, within 12 months after a change in control, then, in addition to the payment of the Severance Amount described above, all of Mr. Chalmers’ unvested stock options and restricted stock units will automatically vest.

If Mr. Chalmers voluntarily retires from the Registrant at any time after the fifth anniversary of the effective date of the Agreement, all of Mr. Chalmers’ unvested stock options and restricted stock units will automatically vest.

Mr. Chalmers is subject to non-solicitation provisions during the term of his employment agreement and for a period of 12-months after termination, under which Mr. Chalmers may not solicit any business from any customer, client or business relation of the Registrant, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Registrant.

This description of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which will be filed as an exhibit to the Registrant’s Form 10-K for the year ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: February 16, 2018	By: /s/ David C. Frydenlund
David C. Frydenlund
Senior Vice President, General Counsel and Corporate
Secretary